Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Abby Smith
	Intuit Inc.	Intuit Inc.
	650-944-3324	408-839-6028
	kim_watkins@intuit.com	abby_smith@intuit.com

Intuit Appoints Ryan Roslansky, CEO of LinkedIn, and Eric S. Yuan, CEO and Founder of Zoom, to its Board of Directors

New directors will support Intuit’s growth as leading financial technology platform

Mountain View, CA, May 4, 2023 — Today, Intuit Inc.(NASDAQ: INTU), the global financial technology platform that makes TurboTax, Credit Karma, QuickBooks, and Mailchimp, announced that it has appointed Ryan Roslansky, CEO of LinkedIn, and Eric S. Yuan, CEO and founder of Zoom Video Communications, to its board of directors.

“We are proud to welcome two incredible leaders to our board. Both Ryan and Eric are experts in building and scaling global technology platforms that are part of our everyday lives,” said Sasan Goodarzi, president and CEO of Intuit. “Their unique perspectives and expertise will guide Intuit as we continue to scale to power prosperity around the world.”

Roslansky joined LinkedIn in 2009 and held leadership roles across the company before he was named its CEO in 2020. He led the evolution of LinkedIn’s products into a single, holistic, global ecosystem of more than 930 million members, 63 million companies, 131,000 schools, and 40,000 skills. Prior to LinkedIn, Roslansky was senior vice president of product at Glam Media, and held various product and general management positions at Yahoo!, including spearheading the acquisition of Overture in 2003. He also brings with him prior public company board experience.

"Building products that connect people and businesses to opportunity is something I think about every day," said Roslansky. "It's why I'm so excited and honored to be working with the Intuit team and to be part of its culture of innovation committed to helping its customers thrive and grow."

Yuan founded Zoom Video Communications in 2011 and now serves as CEO. He was an early employee at WebEx, a web conferencing company that was acquired by Cisco in 2007. Yuan brings his experience leading and scaling a public company from zero to greater than $4 billion in revenue in fewer than 12 years. He also brings expertise in security, customer experience, and product innovation to Intuit. Yuan was named the 2020 Time Businessperson of the Year for enabling a new way of working, and he was included in the Time 100 Most Influential People of 2020.

Yuan said, “I have always admired Intuit’s innovative culture and its focus on customer experience. I founded Zoom to build a platform that is simple, yet powerful, and I feel that Intuit has the same philosophy. It is my pleasure to join the board of directors and work alongside Sasan and the team.”

With the addition of Roslansky and Yuan, Intuit’s board now has 11 directors.

About Intuit
Intuit is the global financial technology platform that powers prosperity for the people and communities we serve. With more than 100 million customers worldwide using TurboTax, Credit Karma, QuickBooks, and Mailchimp, we believe that everyone should have the opportunity to prosper. We never stop working to find new, innovative ways to make that possible. Please visit us at Intuit.com and find us on social for the latest information about Intuit and our products and services.
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